Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                GB HOLDINGS, INC.
                            GB PROPERTY FUNDING CORP.
                        GREATE BAY HOTEL AND CASINO, INC.
            .........................................................
             (Exact Name of Registrant as Specified in its Charter)


                Delaware                              75-2502293
                Delaware                              75-2502290
                New Jersey                            22-2242014
 ....................................................................
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

  c/o Sands Hotel & Casino
  Indiana Avenue & Brighton Park
  Atlantic City, New Jersey                                08401
 ....................................................................
(Address of Principal Executive Offices)                  (Zip Code)


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
 _____________________________ (if applicable)


Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Stock, $.01 par value

     .........................................................
                                    (Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

                DESCRIPTION OF CAPITAL STOCK OF GB HOLDINGS, INC.

GENERAL

         GB Holdings, Inc., a Delaware corporation ("Holdings") is authorized, pursuant to its Restated Certificate of Incorporation, to issue up to 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and up to 5,000,000 shares of undesignated preferred stock, $.01 par value per share. As of September 29, 2000, there were 10,000,000 shares of Common Stock outstanding, assuming conversion of all 10 7/8% First Mortgage Notes due 2004 (the "Old Notes") of GB Property Funding Corp. ("Funding") into 11% First Mortgage Notes due 2005 (the "New Notes") of Funding and Common Stock of Holdings in accordance with the order of the United States Bankruptcy Court for the District of New Jersey entered on August 14, 2000 confirming the Modified Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code Proposed by the Official Committee of Unsecured Creditors and High River for Holdings, Funding and Greate Bay Hotel and Casino, Inc.

COMMON STOCK

         Subject to the rights described below of holders of preferred stock, holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of Common Stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon Holdings' liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably Holdings' net assets available after the payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares distributed by Holdings will be upon conversion of the Old Notes, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Holdings may designate and issue in the future without further stockholder approval.

PREFERRED STOCK

         Holdings' board of directors is authorized without further stockholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors has discretion to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders. As a result, the board of directors is able to issue preferred stock and determine its rights and preferences without a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Holdings' outstanding voting stock.

DELAWARE LAW AND CHARTER AND BY-LAW PROVISIONS

         Holdings has elected not to be subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to some exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Holdings' amended and restated by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of Holdings' capital stock issued and outstanding and entitled to vote.

                  Holdings'  certificate of  incorporation  provides that all of its securities (as defined by the New Jersey Casino Control Act (the "Act")) are held subject to the condition that, if a holder thereof is found to be disqualified by the New Jersey Casino Control Commission pursuant to the provisions of the Act, such holder shall (a) dispose of his or her interest in Holdings; (b) not receive any dividends or interest upon any such securities;
(c) not exercise, directly or through any trustee or nominee, any voting right conferred by such securities; and (d) not receive any remuneration in any form from Holdings for services rendered or otherwise. If any unsuitable or disqualified holder fails to dispose of his securities within 180 days following such disqualification, (i) such securities shall be subject to redemption by Holdings, by action of the Board of Directors, if in the judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the General Corporation Law of Delaware, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by Holdings or any subsidiary thereof to conduct any portion of the business of Holdings or such subsidiary, which license or franchise is conditioned upon some or all of the holders of Holdings' securities possessing prescribed qualifications, and (ii) such unsuitable or disqualified holder shall indemnify Holdings for any and all direct or indirect costs, including attorneys' fees, incurred by Holdings as a result of such holder's continuing ownership or failure to divest promptly. The redemption price for all securities to be so redeemed by Holdings shall be the par value per share thereof.

         Item 2.  Exhibits.

2.1      Certificate of Incorporation, as amended, of Holdings.
2.2      By-laws of Holdings.



                                    Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                                      GB HOLDINGS, INC.

                                      By:/s/           Timothy A. Ebling
                                         -------------------------------
                                                       Timothy A. Ebling
                                                    Chief Financial Officer

                                                   GB PROPERTY FUNDING CORP.

                                      By:/s/           Timothy A. Ebling
                                         -------------------------------
                                                       Timothy A. Ebling
                                                    Chief Financial Officer

                                               GREATE BAY HOTEL AND CASINO, INC.

                                      By:/s/           Timothy A. Ebling
                                         -------------------------------
                                                       Timothy A. Ebling
                                                    Chief Financial Officer